ARTICLES OF INCORPORATION

                                       OF

                                CARLSGOOD, INC.

I, the undersigned natural person of the age of eighteen years or more acting as incorporator of a corporation under the Wisconsin Business Corporation Law, adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I

The name of the corporation is Carlsgood, Inc.

                                   ARTICLE II

                                    Purposes

The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                  ARTICLE III

                                 Capital Stock

The authorized capital stock of this corporation shall consist of Two Million Five Hundred Thousand (2,500,000) common shares, par value $.02 per share and Five Hundred Thousand (500,000) preferred shares, par value $.02 per share.

The board of directors of this corporation is hereby vested to the fullest extent permitted by the Wisconsin Business Corporation Law to divide the preferred shared into series, and within the limitations set forth in the Wisconsin Business Corporation Law, the board of directors may fix and determine the relative rights and preferences of the shares of any preferred series so established.

                                   ARTICLE IV

                               Preemptive Rights

No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class or series now or hereinafter authorized or any securities exchangeable for or convertible into such shares.

                                   ARTICLE V

                                   Directors
                                   ---------

The number of directors shall be provided in the Bylaws.


                                   ARTICLE VI

                          Registered Office and Agent
                          ---------------------------

The address of the initial registered office of the corporation is 205 Kettle Moraine Drive North, Slinger, Washington County, Wisconsin 53086 and, the name of such registered agent at such address is Carl A. Pick.


                                  ARTICLE VII

            Right to Purchase and Own Shares and Partial Liquidation
            --------------------------------------------------------

The corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions, as the board of directors shall fix. The board of directors of the corporation may, from time to time, distribute to shareholders a partial liquidation out of the stated capital or net capital surplus, a portion of its assets in cash or property as further provided by the Wisconsin Business Corporation Law.

                                  ARTICLE VIII

                                  Incorporator
                                  ------------

The name and address of the incorporator is John A. Hazelwood, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.


                    Executed in duplicate, February 1, 1990.

                                        /s/ John A. Hazelwood
                                        ------------------------------------
                                        John A. Hazelwood


STATE OF WISCONSIN  )
                    ) SS
MILWAUKEE COUNTY    )


Personally came before me February 1, 1990, the above named John A. Hazelwood, to me known to be the person who executed the foregoing instrument and acknowledged the same.

                                        -----------------------------------
                                        Notary Public, State of Wisconsin
                                        My Commission: --------------------

This document was drafted by:

John A. Hazelwood, Esq.
Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, WI 53202